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                                                                EXHIBIT 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE

DATE:             December 17, 2004
COMPANY:          Central Federal Corporation and CFBank
                  2923 Smith Road
                  Fairlawn, Ohio  44333
CONTACT:          David C. Vernon
                  Chairman, President and CEO
PHONE:            330.666.7979                    Fax:     330.666.7959

MARK S. ALLIO NAMED VICE CHAIRMAN, PRESIDENT AND CEO OF CENTRAL FEDERAL CORPORATION AND VICE CHAIRMAN AND CEO OF CFBANK.

Fairlawn, Ohio - December 17, 2004 - Central Federal Corporation (Nasdaq: GCFC) announced that Mark S. Allio has been named Vice Chairman, President and CEO of Central Federal Corporation and Vice Chairman and CEO of CFBank effective February 1, 2005. David C. Vernon, current Chairman, President and CEO of Central Federal Corporation and Chairman and CEO of CFBank, will remain Chairman of the Board of the Corporation and CFBank for another year, until December 31, 2005, at which time he will become Vice Chairman of the Corporation and Bank, and Mr. Allio will assume the position of Chairman. Mr. Vernon will remain Vice Chairman until his expected retirement date in February 2008. At that time Mr. Vernon will be named Chairman Emeritus and remain a Director of the Corporation and CFBank.

"This is a significant step in strengthening the management of Central Federal Corporation and CFBank. It is rare for a company our size to be able to attract the management talent we have been able to bring to this Company, and adding Mr. Allio to the management team brings us to the launch point as we complete the process of positioning Central Federal Corporation and CFBank for growth and increased profitability," said David C. Vernon.

"I have wanted to be part of this effort since the day Dave Vernon and I first met. It was obvious from the beginning that we shared a vision about the kind of outstanding financial services company we wanted to build together," added Allio.

Akron business leader William Downing, who is a Director for both Central Federal Corporation and CFBank, stated, "The employees of CFBank and the communities served by the Bank are indebted to Dave Vernon for his service-oriented approach to the banking business. We are fortunate that Dave will remain with the Corporation and the Bank in a capacity that will insure the same high level of



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personal service will continue and to foster a seamless transition to the next generation of management."

ABOUT MARK S. ALLIO

Mr. Allio is an Akron native who attended Hoban High School and Baldwin Wallace College. He worked in public accounting with the firms of Arthur Andersen and KPMG for 12 years. His focus was in tax law and planning. In 1988 he joined Third Federal Savings, in Cleveland, Ohio as their chief financial officer and worked with a team to grow the business from $1.5 billion to $8.5 billion in assets, becoming the largest federal mutual savings and loan in the country and the largest residential lender in Cuyahoga, Summit, Franklin and Hamilton Counties in Ohio. In 2000, he was promoted to President of Third Federal's holding company and assisted in the growth of additional investments and business activities. Mr. Allio left Third Federal in 2002 to pursue an opportunity to obtain a charter and build a bank for Quicken Loans in Livonia, Michigan. Mr. Allio joined the board of CFBank in June of 2003 and will begin his management duties on February 1, 2005.

Mr. Allio resides in Bath, Ohio with his wife, Michele. Mark and Michele have three children. They are members of St Hilary's Church and support many non-profit organizations focusing on housing, hunger centers, elderly housing and education.

ABOUT CENTRAL FEDERAL CORPORATION AND CFBANK

Central Federal Corporation (Nasdaq: GCFC), the holding company for CFBank, was organized as a Delaware corporation in September 1998 in connection with the bank's conversion from a mutual to stock organization, which was completed on December 30, 1998. CFBank is a community-oriented financial services company founded in 1892. Its home office is in Fairlawn, Ohio. It operates two additional offices in Columbiana County, Ohio, and one in Columbus, Ohio. Reserve Mortgage Services, Inc., an Ohio corporation, became a wholly owned subsidiary of CFBank in October 2004.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the assumptions are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurances that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our company or by any person that the future events, plans or expectations contemplated by our company will be chieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.